THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS BEING MADE SOLELY PURSUANT TO THE OFFER TO PURCHASE, DATED OCTOBER 2, 2000, AND THE RELATED LETTER OF TRANSMITTAL (AND ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE PURCHASER (AS DEFINED BELOW) IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION OR PURSUANT TO ANY VALID STATE STATUTE. IF THE PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE SHARES PURSUANT THERETO, THE PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATUTE OR SEEK TO HAVE SUCH STATUTE DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH EFFORT, THE PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, "BLUE SKY" OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY CHASE SECURITIES INC. (THE "DEALER MANAGER"), OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

            ALL SHARES OF COMMON STOCK AND UNIT VOTING COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      AND

    ALL SHARES OF SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
         AND SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                          URBAN SHOPPING CENTERS, INC.

                                       AT

                              $48.00 NET PER SHARE

                                       BY

                            HEAD ACQUISITION, L.P.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                           RODAMCO NORTH AMERICA N.V.

    Head Acquisition, L.P., a Delaware limited partnership (the "Purchaser") and an indirect wholly-owned subsidiary of Rodamco North America N.V., a company organized under the laws of the Netherlands ("Rodamco NV"), hereby offers to purchase all of the issued and outstanding (i) shares of common stock, par value $.01 per share (the "Public Common Shares"), including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated May 5, 1999 (as amended, the "Rights Agreement", between Urban Shopping Centers, Inc., a Maryland corporation ("Urban"), and First Chicago Trust Company of New York, as Rights Agent, (ii) shares of unit voting common stock, par value $.01 per share (the "Unit Voting Shares" and, together with the Public Common Shares, the "Common Shares"), including the associated Rights, (iii) shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share including the associated Rights (the "Series A Preferred Shares"), and
(iv) shares of Series B Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series B Preferred Shares" and, together with the Series A Preferred Shares, the "Preferred Shares"; the Preferred Shares and the Common Shares, together, the "Shares") of Urban (other than those Shares then owned by Rodamco NV and its affiliates), at a purchase price of $48.00 per Share, net to the seller in cash (less any required withholding taxes), without interest thereon (such amount, or any greater amount per Share paid pursuant to the Offer, the "Per Share Amount"), upon the terms and subject to the conditions set forth in the Purchaser's

Offer to Purchase, dated October 2, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to the Common Shares shall include the associated Rights. Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, share transfer taxes, if any, on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of the Dealer Manager, ChaseMellon Shareholder Services, L.L.C., which is acting as depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger (as defined below).

--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME ON FRIDAY, OCTOBER 30, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER COMMON SHARES WITH VOTING POWER ENTITLED TO CAST AT LEAST 66 2/3% OF THE VOTES ENTITLED TO BE CAST ON THE MERGER (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION OF THE OFFER OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTION 14 OF THE OFFER TO PURCHASE.

    A SPECIAL COMMITTEE, COMPRISED SOLELY OF DISINTERESTED DIRECTORS OF THE BOARD OF DIRECTORS (THE "BOARD") OF URBAN, HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER ARE FAIR TO, AND ADVISABLE AND IN THE BEST INTERESTS OF URBAN AND ITS STOCKHOLDERS (OTHER THAN HOLDERS OF UNIT VOTING SHARES), AND HAS VOTED TO RECOMMEND TO THE BOARD THAT THE BOARD APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT.

    THE BOARD HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, TAKEN TOGETHER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF URBAN AND ITS STOCKHOLDERS AND HAS VOTED TO APPROVE THE MERGER AGREEMENT AND RECOMMEND ACCEPTANCE AND APPROVAL BY THE HOLDERS OF COMMON SHARES OF THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 25, 2000 (the "Merger Agreement"), by and among Rodamco NV, Hexalon Real Estate, Inc., a Delaware corporation an indirect wholly-owned subsidiary of Rodamco NV ("Hexalon"), the Purchaser, Head Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Hexalon ("Head Acquisition Corp"), Urban and Urban Shopping Centers, L.P., an Illinois limited partnership ("Urban OP"). Pursuant to the Merger Agreement, if the Purchaser and certain of its affiliates shall have the right to acquire or otherwise own, pursuant to the Offer or otherwise, in the aggregate, Common Shares entitled to cast at least 90% of the votes entitled to be cast on the Merger, the Purchaser shall assign the rights to acquire Shares tendered in the Offer to Head Acquisition Corp and Head Acquisition Corp shall acquire the Shares tendered pursuant to the Offer. In such event, references to the Purchaser shall mean Head Acquisition Corp. If the Purchaser acquires the Common Shares tendered pursuant to the Offer, Urban shall merge (the "Partnership Merger") with and into the Purchaser with the Purchaser surviving in accordance with Maryland General Corporation Law (the "MGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), pursuant to which each issued and outstanding Share shall be converted into the right to receive the applicable Per Share Amount upon the terms and conditions provided in the Merger Agreement.

    If Head Acquisition Corp acquires the Common Shares tendered pursuant to the Offer, Head Acquisition Corp shall merge (the "Corporate Merger") with and into Urban with Urban surviving in accordance with the MGCL and Delaware General Corporation Law (the "DGCL"), pursuant to which each outstanding Share shall be converted into the right to receive the applicable Per Share Amount upon the terms and subject to the conditions provided in the Merger Agreement. Following the Corporate Merger, Urban shall immediately merge with and into the Purchaser, with the Purchaser surviving, in accordance with, the MGCL, the DRULPA and the DGCL (the "Alternative Partnership Merger") (the Partnership Merger or the Corporate Merger and the Alternative Partnership Merger, the "Merger"). At the effective time of the Merger (the "Effective Time"), and without any action on the part of the Purchaser or the holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Hexalon, the Purchaser, Head Acquisition Corp, Urban or any of their respective subsidiaries), other than Shares, if any, held by stockholders who validly perfect their appraisal rights, if any, under Maryland law, will be converted into the right to receive the applicable Per Share Amount, in cash, without interest thereon. The Merger Agreement is more fully described in the Offer to Purchase.

    Contemporaneously with the execution and delivery of the Merger Agreement, certain stockholders of Urban and holders of units of partnership interests in Urban OP ("each a Holder"), Urban, Rodamco NV, Hexalon, the Purchaser and Head Acquisition Corp entered into a Voting Agreement, dated as of September 25, 2000, pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, each Holder has agreed that it will tender all of his, her or its Shares including Common Shares obtained upon exchange of certain of their common units of limited partnership interest in Urban OP, pursuant to the Offer. As a result, the Holders are obligated to tender Common Shares constituting approximately 42% of the votes represented by the issued and outstanding Common Shares as of September 25, 2000. For purposes of determining whether the Minimum Condition has been satisfied; however, there Shares (which include certain Unit Voting Shares that will convert by their terms into Public Common Shares upon the purchase of such Shares by Head Acquisition LP in the Offer) will represent approximately 22% of the votes entitled to be cast on the Merger.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary, the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL THE PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, the Purchaser will pay for Shares only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of such Shares and (iii) any other documents required by the Letter of Transmittal.

    IF ANY STOCKHOLDER WANTS TO TENDER SHARES IN THE OFFER AND THE SHARE CERTIFICATES ARE NOT IMMEDIATELY AVAILABLE OR TIME WILL NOT PERMIT ALL REQUIRED DOCUMENTS TO REACH THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE (AS DEFINED BELOW) OR THE PROCEDURES FOR BOOK-ENTRY TRANSFER CANNOT BE COMPLETED ON TIME, SUCH STOCKHOLDER MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3 IN THE OFFER TO PURCHASE.

    Pursuant to the Merger Agreement, the Purchaser has agreed that it shall not, and Rodamco NV and Hexalon have agreed that they shall cause the Purchaser not to, among other things, extend the Offer if all of the conditions set forth in the Merger Agreement are satisfied, except that, without the consent of

Urban or the Board, the Purchaser may (i) extend the Offer, if at the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer or (iii) extend the Offer up to ten (10) Business Days (as defined in the Merger Agreement) beyond the initial Expiration Date or the latest expiration date that would otherwise be permitted under clauses (i) and (ii) above, if, on such expiration date, the Common Shares validly tendered pursuant to the Offer and not withdrawn are sufficient to satisfy the Minimum Condition but are entitled to cast less than 90% of the votes entitled to be cast on the Merger. So long as the Merger Agreement is in effect, the Offer has been commenced and the conditions to the Offer set forth in the Merger Agreement have not been satisfied or waived, the Purchaser shall cause the Offer not to expire, subject, however, to the Purchaser's right of termination under the Merger Agreement. The Purchaser, pursuant to such extensions, may thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The Purchaser may, in addition, provide a "subsequent offer period" (as contemplated by Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of not less than three (3) Business Days and not more than ten
(10) Business Days following its acceptance for payment of Shares in the Offer; PROVIDED, that doing so shall not require any extension of what would otherwise be the final expiration date of the Offer. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, October 30, 2000, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or before the Expiration Date (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire). If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to the tendering holder's rights, the Depositary may, nevertheless, on the Purchaser's behalf, retain such tendered Shares, and the tendering holder of such Shares may not withdraw such Shares except to the extent such tendering holder is entitled to and duly exercises withdrawal rights as described in
Section 4 of the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Share Certificates, unless the Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the tendering stockholder must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book Entry Transfer Facility's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be considered not validly tendered for purposes of the Offer, but may be tendered again at any time before the Expiration

Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, nor any of its affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE STOCKHOLDERS OF URBAN. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF SECTION 14 (A) OF THE EXCHANGE ACT.

    The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

    Urban has provided the Purchaser with Urban's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND URBAN'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH INCLUDES THE RECOMMENDATION OF THE BOARD AND THE REASONS THEREFOR) CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses listed below and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker, dealer or other person other than the Dealer Manager or the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                    E-mail: proxy@mackenzinepartners.com or
                         CALL TOLL-FREE: (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                             CHASE SECURITIES INC.

                                270 Park Avenue
                            New York, New York 10017
                          Call Collect: (212) 270-0895

                                October 2, 2000